                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT
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     EMPLOYMENT AGREEMENT, dated as of August 17, 1998, between iXL, Inc., a Delaware corporation (the "Company"), and David Clauson (the "Executive"). The
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parties hereto agree as follows:

1.   Employment.
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     (a)  Agreement to Employ.  Upon the terms and subject to the conditions of
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this Agreement, the Company shall hereby employ the Executive and the Executive hereby agrees to be employed by the Company.

     (b)  Term of Employment. Subject to Section 5, the Company shall employ the
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Executive pursuant to the terms hereof for the period commencing on the date hereof and ending on December 31, 2003, provided that the Executive's employment
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with the Company shall be deemed to be automatically renewed upon the same terms and conditions for an additional one-year period on each of December 31, 2003 and December 31, 2004 unless either party hereto shall have given the other party written notice that such party does not intend to renew the Agreement as of such date at least six months in advance of the date on which this Agreement would otherwise automatically be renewed. The period during which the Executive is employed pursuant to this Agreement, including any renewal thereof in accordance with this Section (1)(b), shall be referred to as the "Employment
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Period."
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2.   Position and Duties.
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     During the Employment Period, the Executive shall serve as Executive Vice President for Worldwide Marketing of the Company and the Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder including, but not limited to, those responsibilities set forth on Exhibit B hereto. The Executive shall report to William C. Nussey; all officers and employees of the Company employed by the Company in a marketing capacity shall report to the Executive. The Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company.

3.   Compensation.
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     (a)  Salary and Bonus. The Company shall pay the Executive a base salary at
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an annual rate of $250,000. The Company shall pay the Executive such base salary in equal bi-monthly installments or in such other installments as the parties may agree. Beginning with the fiscal year ended December 31, 1998 and continuing until the end of the Employment Period, the Company shall pay the Executive an annual bonus (the "Bonus"). Such bonus shall be paid within 15 days after the delivery of the annual audited financial statements of the Company and its subsidiaries by the Company's independent accountant. The amount of any such bonus shall be based upon certain strategic and financial goals which shall be determined by the Executive and other senior officers of the Company, and shall be determined by the Board of Directors of IXL Holdings, Inc., with a target maximum of $50,000 per full fiscal year. The base salary and target bonus of the Executive shall be reviewed annually, and may be increased from time to time by the Company to reflect the Executive's performance and the Company's profitability. Once increased, the base salary may not be decreased and the target bonus may not be set at less than $50,000 per full fiscal year.

     (b)  Reimbursement of Relocation Expenses.  The Company shall reimburse the
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Executive all reasonable moving and relocation costs associated with the Executive's relocation from San Francisco, California to Atlanta, Georgia, including, but not limited to, (i) realtor fees associated with the sale of the Executive's home in San Francisco, California and (ii) roundtrip airfare as necessary for the Executive's temporary commute from San Francisco, California to Atlanta, Georgia through the earlier of (A) the date the Executive relocates his permanent residence to Atlanta, Georgia, or (B) June 30, 1999. The Executive shall be solely responsible for all temporary living expenses until relocated to Atlanta, Georgia.

     (c)  Stock Options.  Upon approval by the Stock Option Committee of the
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Board of Directors, the Executive shall be granted an aggregate of 600,000 ten-year options to purchase Class B Common Stock, par value $.01 per share, of IXL Holdings, Inc., as more specifically described on Exhibit A attached hereto.

     (d)  Stock Purchase. The Executive shall purchase 1,000 shares of the Class
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A Convertible Preferred Stock of IXL Holdings, Inc. for a total purchase price of $1,000,000.00.


4.   Benefits and Vacation. During the Employment Period, the Executive shall be
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eligible to participate in the health, disability and life insurance plans sponsored or maintained by the Company for the benefit of its senior executive corporate officers to the extent that the Executive is eligible to participate in any such plans under the generally applicable provisions thereof. The Company may, in its discretion, amend or terminate any such plans in accordance with the terms thereof. During the Employment Period, the Executive shall be entitled to four weeks of paid vacation annually.


5.   Termination of Employment.  If the Executive's employment with the Company
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terminates earlier than upon the expiration of the Employment Period, the Executive shall be entitled to receive the following payments under the following circumstances:

     (a)  Death.  Upon the death of the Executive, the Executive's spouse, if
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any, or his estate shall receive the Executive's base salary payable in the year of his death pursuant to Section 3(a) hereof, life insurance benefits and a pro rata portion of the Executive's Bonus that would have been payable pursuant to
Section 3(b) hereof with respect to the fiscal year in which the Executive died. Such pro rata portion shall be determined by multiplying (i) the total Bonus that the Executive would have received in respect of the year of his death by
(ii) the quotient of the number
of days in such year prior to his death, divided by 365. Such pro rata Bonus payment will be payable at the same time that the full Bonus would have been payable to the Executive pursuant to Section 3(b) hereof.

     (b)  Disability. Upon the Disability of the Executive, he shall receive his
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Earned Salary, any disability benefits payable under any disability program in which he participates, any other benefits under any benefit plan of the Company to which he is entitled pursuant to the terms of such plan and a portion of the Executive's Bonus that would have been payable pursuant to Section 3(b) hereof with respect to the fiscal year in which the Executive became disabled. Such pro rata portion shall be determined by multiplying (i) the total Bonus that the Executive would have received in respect of the year of his Disability by (ii) the quotient of the number of days in such year prior to his Disability, divided by 365. Such pro rata Bonus payment will be payable at the same time that the full Bonus would have been payable to the Executive pursuant to Section 3(b) hereof.

     (c)  Termination for Cause or a Resignation Other than for Good Reason.  If
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the Executive's employment terminates due to a Termination for Cause or a Resignation Other than for Good Reason, the Executive shall receive his Earned Salary and any other benefits under any benefit plan of the Company to which he is entitled pursuant to the terms of such plan.

     (d)  Termination Without Cause or Resignation for Good Reason.  If the
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Executive's employment terminates due to a Termination Without Cause or a Resignation for Good Reason, (i) the Executive's entitlement to benefits pursuant to Section 4 hereof shall continue until the earlier of (A) the date eighteen months after the termination of Executive's employment, and (B) the date the Executive begins employment with any other entity (such resulting period hereinafter referred to as the "Severance Period"); (ii) the vesting of unvested Stock Options granted to the Executive pursuant to Section 3(d) hereof shall be immediately accelerated twelve months; provided that all such options which remain unvested after such acceleration shall terminate; and (iii) the Executive shall receive severance pay equal to the base salary payable to the Executive under Section 3 for the Severance Period, plus the pro rata portion of the Executive's Bonus that would have been payable to the Executive pursuant to
Section 3(b) hereof with respect to the Severance Period; such pro rata Bonus payment(s) will be payable at the same time that the full Bonus would have been payable to the Executive pursuant to Section 3(b) hereof. Notwithstanding anything herein to the contrary, in no event shall the Company be obligated to pay any amount to the Executive with respect to any period after the Severance Period.


6.   Definitions.  For purposes of this Agreement, capitalized terms have the
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following meanings:

     "Cause" shall mean a termination by the Company due to (i) the continued
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failure (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness) by the Executive substantially to perform his duties, responsibilities or obligations as an officer, director or employee of the Company or any of its subsidiaries after having been given written notice of such failure to perform, listing in reasonable specificity such failures, and after having failed to improve such performance within the time period (which shall have been a reasonable time period) specified in such notice or (ii) the engaging by the Executive in serious misconduct which is material to the performance by the Executive of his duties and obligations for the Company, including, without limitation, gross negligence, dishonesty, willful malfeasance, gross insubordination or gross misconduct that is materially injurious to the Company or conviction of a felony or the entering of a plea of nolo contendere to a
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felony.

     "Disability" shall mean the Executive's inability for more than six months
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within any 12-month period of performing his duties, responsibilities or obligations as an officer, director or employee of the Company on a full-time basis because of a physical, mental or emotional incapacity resulting from injury, sickness or disease and within 30 days after written notice of termination has been given to the Executive, the Executive shall not have returned to the full-time performance of his duties, responsibilities and obligations. The date of termination in the case of a termination for "Disability" shall be the last day of the aforementioned 30-day period.

     "Earned Salary" means the base salary earned, but unpaid, for services
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rendered to the Company on or prior to the date of disability, resignation or termination of the Executive's employment, as the case may be. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days following such date.

     "Resignation for Good Reason" means a resignation by the Executive as a
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result of any of the following:

          (a) a material breach by the Company of its obligations under this Agreement with respect to the base salary, Bonus, benefits or vacation to which the Executive is entitled under Sections 3 and 4 hereof: or

          (b) the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to the Executive under the benefit plans of the Company that may be in effect at such time in which he was participating, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of senior corporate executive employees and station general managers or (iii) generally applicable to all similarly situated beneficiaries of such plans; or

          (c) the material reduction by the Company of the Executive's duties and positions under this Agreement; or

          (d) an express requirement by the Company that the Executive permanently relocate to any office of the Company not located in the Atlanta, Georgia metropolitan area.

     "Resignation Other than for Good Reason" shall be any resignation other
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than a Resignation with Good Reason.

     "Termination for Cause" shall be any termination of the Executive's
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employment by the Company for Cause.

     "Termination Without Cause" shall be any termination of the Executive's
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employment by the Company other than a Termination for Cause.


7.   Full Discharge of Company Obligations. The amounts payable to the Executive
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pursuant to Section 5 following termination of his employment shall be in full and complete discharge of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than any claims or rights the Executive may have under the Stockholders' Agreement with respect to the Company's repurchase of his equity interests in the Company. Such amounts payable shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries.


8.   Noncompetition and Confidentiality.
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     (a)  Noncompetition.  If the Executive's employment with the Company
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terminates during the Employment Period for any reason (other than due to his death or Disability), during the one-year period following such termination or resignation of the Executive (the "Restriction Period"), the Executive shall not
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become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in the business of designing internet web sites and/or facilitating e-commerce for third-party clients.

     (b)  Confidentiality.  Without the prior written consent of the Company,
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except for disclosures of Confidential Information (as defined below) in the ordinary course of business that, individually and in the aggregate, are not materially injurious to the Company or any of its subsidiaries, and except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any trade secrets, customer lists, computer programs, drawings, designs, marketing or sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person
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unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive's breach of this Section 8(b)). In the event the Executive receives an order of a court or a subpoena requiring the Executive to disclose any Confidential Information, as described above, the Executive shall promptly deliver a copy of such order or subpoena to the Company and the Company shall use its best efforts to assist the Executive in responding thereto.

     (c)  Company Property.  Promptly following the Executive's termination of
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employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive's possession or under his control, including, without limitation, all Confidential Information, in whatever media.

     (d)  Nonsolicitation of Employees.  During the Employment Period and the
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Restriction Period, the Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

     (e)  Certain Payments to the Executive during the Restriction Period.  If
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the Executive's employment with the Company is terminated due to a Termination for Cause or a Resignation Other than for Good Reason, then, as consideration for the covenants set forth in Section 8(a) and Section 8(d), the Company shall pay the Executive, for the duration of the Restriction Period, the salary he otherwise would have received under Section 3(a). If the Executive's employment with the Company is terminated due to a Termination Without Cause or a Resignation for Good Reason, then, as consideration for the covenants set forth in Section 8(a) and Section 8(d), the Company shall pay the Executive his salary and Bonus as set forth in Section 5(d). If the Restriction Period extends beyond the Employment Period, the Company shall continue to pay the Executive his then current salary until the end of the Restriction Period. Except in the case of a Termination Without Cause or such Resignation for Good Reason, the Company may elect at any time during the Restriction Period upon thirty (30) days prior written notice to discontinue such salary and Bonus payments, in which event the Executive shall be released from any further obligation to comply with the provisions of Sections 8(a) and 8(d) herein. If the Company fails to timely make any payment due under this Section 8(e) and if such failure continues for ten
(10) business days after notice by the Executive to the Company of such failure, the Executive shall be released from any further obligation to comply with the provisions of Sections 8(a) and 8(d) herein.

     (f)  Injunctive Relief with Respect to Covenants.  The Executive
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acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company and its subsidiaries shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants and obligations contained in this Section 8. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company or its subsidiaries may have at law or in equity.

9.   Miscellaneous.
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     (a)  Binding Effect.  This Agreement shall be binding on the Company and
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any person or entity which succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law, by reason of the sale of all or a portion of the Company's stock or assets or a merger, consolidation or reorganization involving the Company). This Agreement shall also inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

     (b)  Assignment.  Except as provided under Section 9(a) above, neither this
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Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other party.

     (c)  Entire Agreement.  This Agreement supersedes any and all prior
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agreements between the parties hereto, and constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences. No parol or other evidence may be admitted to alter, modify or construe this Agreement, which may be changed only by a writing signed by the parties hereto.

     (d)  Severability; Reformation.  In the event that one or more of the
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provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of
Section 8(a), (b), (c), (d) or (e) is not enforceable in accordance with its terms, the Executive and the Company agree that such Section, or such portion of such Section, shall be reformed to make it enforceable in a manner which provides the Company the maximum rights permitted under applicable law.

     (e)  Waiver.  Waiver by either party hereto of any breach or default by the
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other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     (f)  Notices.  Any notice required or desired to be delivered under this
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Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon dispatch to the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

          If to the Company:

          iXL, Inc.
          1888 Emery Street, NW
          Atlanta, GA 30318
          Fax: 404/267-3801
          Attention: William C. Nussey

          with a copy to:

          Minkin & Snyder, P.C.
          One Buckhead Plaza
          3060 Peachtree Road, Suite 1100
          Atlanta, Georgia 30305
          Attention: James S. Altenbach, Esq.
          Fax: 404/261-5064

          with an additional copy to:

          Kelso & Company
          320 Park Avenue
          24th Floor
          New York, New York 10022
          Attention: James J. Connors II, Esq.
          Fax: 212/223-2379

          If to the Executive:

          David Clauson
          2862 Sacramento St.
          San Francisco, CA 94115


     (g)  Amendments.  This Agreement may not be altered, modified or amended
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except by a written instrument signed by each of the parties hereto.

     (h)  Headings.  Headings to sections in this Agreement are for the
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convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

     (i)  Counterparts.  This Agreement may be executed in counterparts, each of
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which shall be deemed an original but both of which together shall constitute one and the same instrument.

     (j)  Withholding.  Any payments provided for herein shall be reduced by any
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amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

     (k)  Governing Law.  This Agreement shall be governed by the laws of the
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State of Georgia, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.



                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.


                                             iXL, INC.


                                             /s/ William C. Nussey
                                             -----------------------------------
                                             By: William C. Nussey
                                             Title: President



                                             THE EXECUTIVE:


                                             /s/ David Clauson           7-31-98
                                             -----------------------------------
                                             David Clauson

                                   EXHIBIT A


                                 STOCK OPTIONS

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                             NUMBER OF OPTIONS TO PURCHASE
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      EXERCISE PRICE              CLASS B COMMON STOCK
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          $ 5.00                        100,000
          $10.00                        500,000
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                               VESTING SCHEDULE

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                                                                       NUMBER OF
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DATE                                               EXERCISE PRICE    OPTIONS VESTED
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Executive's start date:                                 $ 5.00           16,000
                                                        $10.00           80,000

The last day of each of the 48 calendar months
   immediately following the month of
   Executive's start date:                              $ 5.00            1,750
                                                        $10.00            8,750
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                                   EXHIBIT B

                       RESPONSIBILITIES OF THE EXECUTIVE


Create and refine corporate strategy, competitive positioning, corporate image and visual style.

Create product definitions, positioning and collateral material for iXL's productized services (like Pitchman and Siteman); product managers will continue to report to CTO.

Oversee the Practice Group departments.

Raise iXL's visibility in the client marketplace through press attention, executive speaking engagements and frugal use of paid channels such as advertising and trade shows.

Manage all Marketing Communication channels including paper collateral, web sites, Pitchman and other sales tools.

Select and manage a corporate-wide PR agency and Advertising agency.

create a lead generation, management, measurement and distribution system.